Exhibit I

List of Non-Utility Subsidiaries

Great Plains Power Incorporated*
KLT Inc.*
Innovative Energy Consultants Inc.*
Home Service Solutions Inc.*
KLT Investments Inc.*
KLT Investments II Inc.*
KLT Energy Services Inc.*
KLT Gas Inc.*
KLT Telecom Inc.*
FAR Gas Acquisitions Corporation*
Apache Canyon Gas, LLC*
KLT Gas Operating Company*
Forest City, LLC*
Copier Solutions, L.L.C.*
Advanced Measurement Solutions, Inc.*
Municipal Solutions, L.L.C.*
Telemetry Solutions, L.L.C.*
Custom Energy Holdings, L.L.C.*
Wolf Creek Nuclear Operating Corporation
Kansas City Power & Light Receivables Company*
Strategic Energy, L.L.C.
Patrick KLT Gas, LLC

*Wholly-owned Subsidiaries